EXHIBIT 99.1

Rockwell Medical Technologies, Inc. Reports Second Quarter Sales Increase of 15.5 Percent; Margins Increase Sequentially

WIXOM, Mich., Aug. 12, 2008 (PRIME NEWSWIRE) -- Rockwell Medical Technologies, Inc. (Nasdaq:RMTI), an innovative specialty pharma company developing renal drug therapies and essential dialysate products, reported second quarter 2008 sales of $12.2 million, an increase of 15.5% over sales of $10.5 million in the second quarter of last year. First half 2008 sales of $24.6 million increased 22.8% over the first half of 2007. Loss per share in the second quarter of 2008 was ($.08) compared to ($.04) in the second quarter of 2007. Loss per share in the first half of 2008 was ($.17) compared to a loss per share of ($.18) in the first half of 2007.

Second Quarter Financial Highlights

  *  Quarterly revenue of $12.2 million increased 15.5% or $1.6 million compared to 2007.
  *  Domestic sales were up 16.4% compared to the second quarter of 2007.
  *  Sequential domestic revenue increased 5.5% in the second quarter over the first quarter although total sales were
     1.9% lower due to lower international orders compared to
     the first quarter.
  *  Gross profit margins rose sequentially 2.1 percentage points to 9.0% compared to the first quarter but were down 1.6
     percentage points compared to the second quarter of 2007.
  *  SG&A expense included non-cash charges for stock options and warrants of $.3 million.
  *  SFP related R&D spending of $.8 million was 6.4% of sales.
  *  Loss of ($1.1 million) compared to a loss of ($.5 million)
     in the second quarter 2007.
  *  Cash position at June 30, 2008 was $9.7 million.

Six Months Financial Highlights

  *  Sales increased 22.8% or $4.6 million to $24.6 million in the first half of 2008 vs. 2007.
  *  Domestic sales increased 19.1% while international sales were up 94% compared to the first half of 2007.
  *  Gross Profit margins increased 2.8% to 7.9% compared to the first half of 2007.
  *  SG&A expense included non-cash charges for stock options and warrants of $.7 million.
  *  R&D expense was $1.6 million in the first half of 2008 and in the first half of 2007.
  *  Loss of ($2.3 million) compared to a loss of ($2.1 million)
     in the first half of 2007.

SFP Business Highlights

  *  Added significant expertise to the Company's Scientific
     Advisory Board with the appointment of three additional
     renal failure and iron experts in the renal field.
  *  Modified SFP Phase II-b Dose Ranging Study protocol to
     reflect changes to industry hemoglobin standards.
  *  Modified SFP Phase II-b Dose Ranging Study protocol to
     accelerate enrollment and study completion.
  *  Commenced enrollment for a 9-month National Institutes of
     Health (NIH) funded SFP study.
  *  Commenced recruitment for a Chief Medical Officer.

Mr. Robert L. Chioini, Chairman and CEO stated, "Our SFP clinical development program continues to progress and we are confident that we have taken necessary actions to complete the trial as effectively as possible. We have increased the resources devoted to development and revised the protocol to facilitate enrollment wherever practical. We look forward to advancing the SFP study and expanding our senior management team as we begin to distinguish ourselves within the specialty pharma market. Overall, second quarter results were in line with our expectations."

Rockwell will be hosting a conference call to review its second quarter results and to provide investors with an update on its business development efforts on Tuesday, August 12, 2008 at 11:00 am EDT.

Investors are encouraged to call in several minutes in advance at (877) 440-5803 to hear the call or they may listen on the web at the following link: http://investor.shareholder.com/media/eventdetail.cfm?mediaid=32850&c=RMTI&mediakey=803E36B7FDC0F7E12EBCE5CA76E150CB&e=0

See www.rockwellmed.com for more details and playback options.

Rockwell is a leading, innovative manufacturer and developer of renal drug therapies and critical products focused on improving the quality of care for dialysis patients. Dialysis is a process that duplicates kidney function for those patients who suffer from chronic kidney failure, a condition also known as end-stage-renal-disease (ESRD). There are an estimated 370,000 ESRD patients in the United States growing approximately 3-5% on average each year and approximately 2 million ESRD patients world-wide. Rockwell's products are used to maintain life, removing toxins and replacing necessary nutrients in the dialysis patient's bloodstream. Rockwell is currently developing unique, proprietary renal drug therapies for iron maintenance utilizing its dialysate as the delivery mechanism. These exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are designed to deliver safe and effective therapy while decreasing cost.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When we use words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "projected," "intend" or similar expressions, or make statements regarding our anticipated future financial condition, operating results, cash flows or business plans, we are making forward-looking statements. While we believe these forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements which are based on information available to us on the date of this release. Because these forward looking statements are based upon estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors which could cause such a difference include, without limitation, the risk factors and other risks and uncertainties set forth in the Company's SEC filings, including its Form 10-K for the year ended December 31, 2007 and its Forms 10-Q filed during 2008. The forward- looking statements should be considered in light of these risks and uncertainties. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by law.

          ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                     CONSOLIDATED INCOME STATEMENTS

   For the three and six months ended June 30, 2008 and June 30, 2007
                                 (Unaudited)

                Three Months Ended             Six Months Ended
               June 30,      June 30,        June 30,      June 30,
                2008           2007           2008           2007
             -----------    -----------    -----------    -----------
 Sales       $12,182,336    $10,548,243    $24,594,373    $20,022,625
 Cost of
  Sales       11,090,558      9,431,207     22,645,294     18,988,308
             -----------    -----------    -----------    -----------
  Gross
   Profit      1,091,778      1,117,036      1,949,079      1,034,317
 Selling,
  General
  and
  Admini-
  strative     1,439,735        797,787      2,869,487      1,523,446
 Research
  and
  Product
  Development    781,743        761,539      1,564,456      1,584,059
             -----------    -----------    -----------    -----------
  Operating
   (Loss)     (1,129,700)      (442,290)    (2,484,864)    (2,073,188)
 Interest
  Expense
  (Income),
   net           (19,696)        34,335       (164,687)        49,951
             -----------    -----------    -----------    -----------
   Net
   (Loss)    $(1,110,004)   $  (476,625)   $(2,320,177)   $(2,123,139)
             ===========    ===========    ===========    ===========

 Basic
  Earnings
  (Loss)
  per
  Share         ($  .08)       ($  .04)       ($  .17)      ($  .18)

 Diluted
  Earnings
  (Loss)
  per
  Share         ($  .08)       ($  .04)       ($  .17)      ($  .18)

            ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                      CONSOLIDATED BALANCE SHEETS

                As of June 30, 2008 and December 31, 2007

                                        June 30,          December 31,
     ASSETS                               2008               2007
                                       -----------        -----------
                                       (Unaudited)
 Cash and  Cash Equivalents             $9,735,902       $ 11,097,092
 Accounts Receivable, net of a
  reserve of  $82,000 in 2008 and
  $69,000 in 2007                        4,352,087          4,687,229
 Inventory                               2,712,486          2,559,051
 Other Current Assets                      458,715            302,573
                                       -----------        -----------
     Total Current Assets               17,259,190         18,645,945

 Property and Equipment, net             3,179,529          2,840,331
 Intangible Assets                         256,021            270,446
 Goodwill                                  920,745            920,745
 Other Non-current Assets                  148,636            125,667
                                       -----------        -----------
     Total Assets                      $21,764,121        $22,803,134
                                       ===========        ===========

     LIABILITIES AND SHAREHOLDERS'
      EQUITY

 Notes Payable & Capitalized Lease
  Obligations                           $  192,466         $  194,239
 Accounts Payable                        3,195,379          2,982,899
 Accrued Liabilities                     1,358,996          1,122,737
 Customer Deposits                         362,189            337,396
                                       -----------        -----------
     Total Current Liabilities           5,109,030          4,637,271

 Long Term Notes Payable &
  Capitalized Lease Obligations            101,467            204,837

     Shareholders' Equity:
 Common  Shares,  no par  value,
  13,834,953 and 13,815,186 shares
  issued and outstanding                33,976,532         33,415,106
 Common Share Purchase Warrants,
  1,394,169 and 1,204,169 warrants
  issued and outstanding
                                         3,389,760          3,038,411
 Accumulated Deficit                   (20,812,668)       (18,492,491)
                                       -----------        -----------
     Total Shareholders' Equity         16,553,624         17,961,026
                                       -----------        -----------

     Total Liabilities And
      Shareholders' Equity             $21,764,121        $22,803,134
                                       ===========        ===========

CONTACT: The Trout Group LLC
         Brian Korb, Vice President
         (646) 378-2923